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                                                              EXHIBIT 99.9(a)(1)
                         EATON VANCE MUTUAL FUNDS TRUST
                        ADMINISTRATIVE SERVICES AGREEMENT
                               dated July 31, 1995

                                                                   June 23, 1997

                             Amendment to Schedule A

Effective with their fiscal year end certain Funds which are series of Eaton Vance Mutual Funds Trust will be restructured as classes of shares. Of the Funds which are restructuring, except for the EV Government Obligations series, all Traditional and Classic Funds will become Class A and Class C, respectively of the existing Marathon version of the corresponding Funds and the current Marathon Fund will change its name to that indicated on Schedule A hereto. Marathon shares will become Class B shares of the renamed Fund. In the case of the EV Government Obligations series the Marathon and Classic Funds will become Class B and Class C, respectively of the existing Traditional version of the corresponding Fund and the current Traditional Fund will change its name to that indicated on Schedule A hereto with the Traditional shares becoming Class A shares of the renamed Fund.
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                                                                  June 23, 1997

                                   SCHEDULE A

Eaton Vance Government Obligations Fund (effective 1/2/98)
Eaton Vance High Income Fund (effective 4/1/98)
Eaton Vance Strategic Income Fund (effective 11/1/97)
Eaton Vance Tax-Managed Growth Fund (effective 11/1/97)
Eaton Vance Cash Management Fund
Eaton Vance Liquid Assets Fund
Eaton Vance Money Market Fund